UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 14, 2009

NORTEL NETWORKS LIMITED

(Exact name of registrant as specified in its charter)

CANADA	000-30758	62-12-62580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

195 THE WEST MALL, TORONTO, ONTARIO, CANADA		M9C 5K1
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 905-863-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 14, 2009, Nortel Networks Corporation (NNC) announced that it, its principal operating subsidiary Nortel Networks Limited (NNL), and certain of its other subsidiaries including Nortel Networks Inc. and Nortel Networks UK Limited (together, Nortel), have concluded a successful auction of substantially all of Nortel’s global Enterprise Solutions business as well as the shares of Nortel Government Solutions Incorporated and DiamondWare, Ltd. Avaya Inc. (Avaya) has emerged as the winning bidder agreeing to pay US$900 million in cash to Nortel with an additional pool of US$15 million reserved for an employee retention program.

Nortel and Avaya have made customary representations, warranties and covenants in the asset and share sale agreements, including, among others, a covenant by Nortel to conduct its business in the ordinary course between execution of the agreement and closing of the transaction. At closing, Nortel and Avaya will enter into a transition services agreement pursuant to which Nortel will agree to provide certain transition services for a period of up to 12 to 18 months (depending on the relevant jurisdiction) after closing of the transaction.

The sale is subject to court approvals in the U.S., Canada and those in France and Israel as well as regulatory approvals, other customary closing conditions and certain post-closing purchase price adjustments.

Nortel will work diligently with Avaya to close the sale later this year, subject to the timing of regulatory approvals. Nortel will seek Canadian and U.S. court approvals of the proposed sale agreement at a joint hearing on September 15, 2009. The sale close is expected late in the fourth quarter 2009. In some EMEA jurisdictions this transaction is subject to information and consultation with employee representatives.

Item 8.01	Other Events.

As previously announced, NNC does not expect that its common shareholders or the preferred shareholders of NNL will receive any value from the creditor protection proceedings and expects that the proceedings will result in the cancellation of these equity interests.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS LIMITED

By:	/S/ ANNA VENTRESCA
Anna Ventresca General Counsel-Corporate and Corporate Secretary

By:	/S/ GRACE K. MCDONALD
Grace K. McDonald Assistant Secretary

Dated: September 14, 2009

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